Exhibit 99.1

BED BATH & BEYOND INC. ANNOUNCES THE ALL

CASH ACQUISITION OF LINEN HOLDINGS, LLC

UNION, New Jersey, June 1, 2012 — Bed Bath & Beyond Inc. today announced the all cash acquisition of Linen Holdings, LLC for approximately $105 million.  Based in Gibbsboro, New Jersey, Linen Holdings, LLC is a privately-held, value-added distributor of bath, bed and table linens, other textile products and amenities to customers in the hospitality, cruise line, food service, healthcare and other industries.

Steven H. Temares, Chief Executive Officer and Member of the Board of Directors of Bed Bath & Beyond Inc., stated, “We are very excited to add the talented Linen Holdings team members and their sourcing and sales expertise to our existing operations. We look forward to the opportunity to support and augment the offerings provided by Linen Holdings, LLC to its current and prospective customers.”

The acquisition of Linen Holdings, LLC will have no effect on the results for Bed Bath & Beyond Inc.’s fiscal first quarter ended May 26, 2012 since the transaction occurred during the fiscal second quarter of 2012.  The Company believes the benefit of this acquisition will not have a material effect on the overall results or financial condition of Bed Bath & Beyond Inc. for fiscal 2012.  Bed Bath & Beyond Inc. also continues to model completion of its current share repurchase authorization by the end of fiscal 2012, which may be influenced by several factors, including business and market conditions.

The Company will be hosting a conference call on Wednesday, June 20, 2012 at 5:00 pm (EDT), after the Company releases its financial results for the fiscal first quarter of 2012.  The call may be accessed by dialing 1-800-281-7973.  The rebroadcast of the conference call may be accessed by dialing 1-888-203-1112 with a passcode id of 9470163 beginning 6:30 pm (EDT) on Wednesday, June 20, 2012 through 6:30 pm (EDT) on Friday, June 22, 2012.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  In addition, the Company is a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain associates in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from the acts of third parties; changes to statutory, regulatory and legal requirements; changes to, or new, tax laws or interpretation of existing tax laws; and changes to, or new, accounting standards including, without limitation, changes to lease accounting standards.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110